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                                                                    Exhibit 12.1


                CINCINNATI FINANCIAL CORPORATION AND SUBSIDIARIES
        STATEMENT REGARDING CALCULATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES
                              (Dollars in millions)


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
                                                                                    Years ended December 31,
                                                         ---------------------------------------------------------------------------
                                                          2004         2004         2003          2002          2001         2000
                                                          ----         ----         ----          ----          ----         ----
                                                                     Pro forma
NET EARNINGS
   Net income                                             $584          $584         $374          $238          $193         $118
   Income tax expense                                      216           216          106            41            28          (9)
   Fixed charges                                            39            53           35            37            40           38
                                                         -----         -----        -----         -----          ----         ----
Net earnings available for fixed charges                  $839          $853         $515          $316          $261         $147
                                                         =====         =====        =====         =====          ====         ====

Realized investment gains and losses included
   in earnings available for fixed charges                 $60           $60        $ (27)        $ (62)         $(17)         $(2)

FIXED CHARGES
    Interest on indebtedness (including amortization
       of debt discount and expense)                       $38           $52          $34           $35           $39          $37
   Rentals representing interest                             1             1            1             2             1            1
                                                         -----         -----        -----         -----          ----         ----
 Total fixed charges                                       $39           $53          $35           $37           $40          $38
                                                         =====         =====        =====         =====          ====         ====

Ratio of earnings to fixed charges                       21.38 x       16.03 x      14.58  x       8.69  x       6.52 x       3.84 x

Ratio of earnings, excluding investment gains and
   losses, to fixed charges                              19.85 x       14.90 x      15.34  x      10.40  x       6.92 x       3.88 x
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